Exhibit (a)(5)(F)

VIVO PARTICIPAÇÕES S.A.
Publicly traded company
Taxpayer nr. 02.558.074/0001-73  - Commercial Registry 35.3.0015879-2

TCO IP S.A.
Publicly traded company
Taxpayer nr. 04.225.487/0001-61 - Commercial Registry 53.3.0000641-5

TELEMIG CELULAR PARTICIPAÇÕES S.A.
Publicly traded company
Taxpayer nr. 02.558.118/0001-65 - Commercial Registry 31.3.0002535-7

TELEMIG CELULAR S.A.
Publicly traded company
Taxpayer nr. 02.320.739/0001-06 - Commercial Registry 31.3.0001299-9

Notice to Shareholders

Vivo Participações S.A. (“Vivo Part.”) and TCO IP S.A. (“Offeror”) inform, with respect to the Voluntary Tender Offer for the acquisition of up to 1/3 of the preferred shares of TELEMIG CELULAR PARTICIPAÇÕES S.A. and TELEMIG CELULAR S.A. (“VTO”) the Notice of which was published at the newspapers Gazeta Mercantil and Valor Econômico on April 8, 2008 (“Notice”), that the head offices of the Offeror mentioned in the VTO Notice was transferred to the capital of the state of São Paulo, and is currently located at Av. Roque Petroni Junior, 1464, 6th floor, B - Part - Morumbi - São Paulo –SP, 04707-000, that is the same address of Vivo Part. All other information regarding the Offeror mentioned in the VTO Notice remains unchanged.

São Paulo April 25, 2008.
Ernesto Gardelliano
Investors Relations Director